UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): November 2, 2005

Advanced Power Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16047	93-0875072
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

405 S.W. Columbia Street

Bend, Oregon 97702

(Address of principal executive offices (Zip Code)

Registrant’s telephone number, including area code:

(541) 382-8028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Definitive Merger Agreement

On November 2, 2005, Advanced Power Technology, Inc., a Delaware corporation (the “Company”), announced that it has entered into a definitive agreement and plan of merger (the “Merger Agreement”) with Microsemi Corporation, a Delaware corporation (“Microsemi”) and its newly formed, wholly-owned subsidiary, APT Acquisition Corp., a Delaware corporation (“Merger Subsidiary”).  Under the terms of the Merger Agreement, which has been approved by each company’s Board of Directors, Microsemi will pay the equivalent of $12.20 for each share of the Company’s common stock that is outstanding, based on closing prices on November 2, 2005.  Shareholders of the Company will receive $2.00 in cash, plus 0.435 shares of Microsemi common stock, for each share of the Company’s common stock. As of November 2, 2005, the Company had 10,826,064 common shares outstanding and 11,176,003 shares outstanding on a fully diluted basis.  At the effective time of the merger, all shares of the Company’s common stock will convert into an aggregate of approximately 4.7 million shares of Microsemi’s common stock.  Pursuant to the Merger Agreement, the Company will merge into the Merger Subsidiary (the “Merger”), whereupon the separate existence of the Company shall cease.  The Merger is expected to close in early 2006.  The Merger is subject to regulatory approvals and the approval of the Company’s shareholders and other closing conditions.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which will be filed separately with the Securities and Exchange Commission.  On November 2, 2005, Microsemi and Advanced Power Technology Inc. issued a joint press release with respect to the Merger Agreement and the proposed Merger.  A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference in its entirety.

Item 9.01 Financial Statements and Exhibits

(c)                                  99.1 Press Release Dated November 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned; hereunto duly authorized this 8th day of November, 2005.

ADVANCED POWER TECHNOLOGY, INC.

BY:	/s/ GREG M. HAUGEN
Greg M. Haugen
Vice President, Finance and Administration
Chief Financial Officer and Secretary
(Principal Financial Officer